above are not met, the General Partners may repurchase a portion of such Interests or defer the repurchase of all such Interests. If the General Partners determine to defer all or a portion of the repurchase of certain Interests, the affected Limited Partners will be deemed to have priority over subsequent requests for repurchases. Investors should be aware that the General Partners have no obligation to repurchase Interests. If Interests are repurchased, the General Partner then owning such Interests shall in all respects be treated as a Limited Partner with respect to those Interests repurchased.

Special Power of Attorney

        Under the Partnership Agreement and Subscription Agreement each Limited Partner irrevocably appoints the General Partners his attorneys-in-fact to make, execute, sign, acknowledge, swear to, deliver, record and file any document or instrument which may be considered necessary or desirable by the General Partners executing the same to carry out fully the provisions of the Partnership Agreement.

Dissolution and Liquidation

        Article XV of the Partnership Agreement provides that the Partnership shall be dissolved and its business wound up upon the earliest to occur of (a) 180 days from the date of this Prospectus, unless subscriptions for 30,000 Interests are accepted by such date, (b) the date of disposition of all assets of the Partnership, (c) the date of the removal, resignation, adjudication of bankruptcy, insolvency or dissolution of a General Partner, unless the Limited Partners elect to continue the business of the Partnership, (d) that date on which Limited Partners holding a majority of Interests vote in favor of dissolution and termination, or (e) January 31, 2025.

        Upon the election by the Limited Partners to continue the business of the Partnership after an event specified in (c) above, the Partnership shall be required to purchase the General Partners' general partnership interest pursuant to Section 12.2 and Section 12.3 of the Partnership Agreement.

        Upon the completion of the liquidation of the Partnership, the General Partners have the authority to execute and record a certificate of cancellation of the Partnership, as well as any and all other documents required to effectuate the dissolution and termination of the Partnership.

                                    GLOSSARY

    As used in this Prospectus, the following definitions of terms are applicable:

        "Affiliate": (i) any person directly or indirectly controlling, controlled by, or under common control with, another person, (ii) a person owning or controlling 10% or more of the outstanding voting securities or beneficial interests of such other person, (iii) any officer, director, partner, general trustee, or any other person acting in a substantially similar capacity of such person, and (iv) if such other person is an officer, director, partner, trustee or holder of 10% or more of the voting securities or beneficial interests of such person, any other entity for which such person acts in any capacity.

        "Average Annual Unreturned Invested Capital": The total of all the Limited Partners' Original Invested Capital reduced by the total of all Cash Distributions from Sales or Refinancings (excluding Cash Distributions from Sales or Refinancings applied to the Limited Partners' Preferred Return) to Limited Partners (but not below zero), as reflected on the partnership's books and records, weighted on a daily average basis for the period.

        "Cash Distributions from Operations": Distributions of cash receipts from Gross Revenues after (i) operating expenses (without deduction for depreciation), (ii) amounts set aside for reasonable reserves, and (iii) payments on the Partnership's other current obligations.

        "Cash Distributions from Sales or Refinancings": Distributions of cash receipts from Net Proceeds from Sales or Refinancings realized by the Partnership from sales or refinancings of the

    Partnership's properties after (i) amounts set aside for reasonable reserves, and (ii) payments on the Partnership's other current obligations.

        "Closing Date": Such date as designated by the General Partners as the date when the last Interest has been sold by the Partnership, but in no event later than 18 months after the Registration Statement first became effective.

        "Crozier Partners": Crozier Partners IX, Ltd.

        "Escrow Agent": MBank Dallas, N.A., Dallas, Texas, or its successor.

        "General Partners": Murray Realty Investors IX, Inc. and Crozier Partners IX, Ltd.

        "Gross Revenues": All Partnership revenues from whatever source derived, exclusive of revenues from the sale or refinancing of Partnership properties.

        "Initial Closing Date": The date on which subscriptions for the minimum of 30,000 Interests have been accepted by the General Partners.

        "Initial Limited Partner": Richard H. Shaw.

        "Interest": The limited partnership interest in the Partnership acquired by the payment of $100 to the Partnership.

        "Limited Partners": All subscribers for Interests who are admitted to the Partnership as limited partners and listed on Schedule A to the Partnership Agreement.

        "Minimum Deadline": The date that is 180 days after the date of this Prospectus.

        "MRI": Murray Realty Investors IX, Inc.

        "NASAA Guidelines": The guidelines for real estate programs as adopted by the North American Securities Administrators Association as they exist on the date the Partnership's Registration Statement is declared effective by the Securities and Exchange Commission.

        "Net Proceeds from Sales or Refinancings": The net cash realized by the Partnership from sales, refinancings or other dispositions of Partnership properties after the payment of all debts and expenses related to the transactions.

        "Organizational and Offering Expenses": Expenses incurred in connection with the organization of the Partnership and the offering of the Interests (excluding selling commissions and the dealer manager fee), including legal fees, accounting fees, printing costs, filing and qualification fees, reimbursement of expenses (excluding salaries and related salary expenses incurred during the organization of the Partnership) incurred by the General Partners or their Affiliates and other disbursements in connection with the sale and distribution of Interests.

        "Original Invested Capital": An amount equal to $100 per Interest.

        "Partner": Any General Partner, Limited Partner or, until the Initial Closing Date, the Initial Limited Partner.

        "Partnership": The partnership created under the Amended and Restated Certificate and Agreement of Limited Partnership attached as Exhibit A.

        "Partnership Agreement": The Amended and Restated Certificate and Agreement of Limited Partnership attached as Exhibit A.

        "Preferred Return": The cumulative preferred return to each Limited Partner equal to 10% per annum on his Average Annual Unreturned Invested Capital from either Cash Distributions from Operations or Cash Distributions from Sales or Refinancings. Such cumulative preferred return shall be calculated from the beginning of the first full fiscal quarter after such Limited Partner purchased such Interest. A Limited Partner shall be deemed to have purchased an Interest as of the date on which the purchase of such Interest is reflected on the certificate of limited partnership filed with the Secretary of State of Texas.

        "Property Management Fee": The fee payable for property management services.

        "Prospectus": The prospectus contained in the Registration Statement, as amended or supplemented.

        "Registration Statement": The Partnership's Registration Statement on Form S-11 filed with the Securities and Exchange Commission and as amended from time to time.

        "Repurchase Fund": 25% of MRI's share of Cash Distributions from Operations to be used to repurchase Limited Partner Interests under certain circumstances.

        "Subordinated Amount": MRI's unpaid Cash Distributions from Operations subordinated to the Limited Partners' 7% noncumulative annual return.

                                  THE OFFERING

        Subject to the conditions set forth in this Prospectus and in accordance with the terms and conditions of the Partnership Agreement, the Partnership offers through the Dealer Manager 300,000 Interests at $100 per Interest, subject to the right of the Dealer Manager to increase the offering by up to an additional 200,000 Interests. Except for investors in certain states that have imposed higher purchase requirements as set forth in the Subscription Agreement, a form of which is included as Exhibit B, the minimum subscription for an Individual Retirement Account or a Keogh Plan is 20 Interests. The minimum subscription for other investors is 50 Interests.

        The Interests are being offered on a "best efforts" basis through Murray Securities Corporation (the "Dealer Manager"), an Affiliate of the General Partners. As compensation for their services in soliciting and obtaining subscribers for the purchase of the Interests, the Partnership has agreed to pay the Dealer Manager a commission of up to a maximum of 8% of the gross proceeds on all sales made directly by it or by other dealers in accordance with the following schedule:

                      Amount of Investment
                      --------------------        Commission
                         From        To              Rate
                      ----------  --------        ----------
                      $    2,000  $ 99,999             8%
                         100,000   249,999             7%
                         250,000   499,999             6%
                         500,000   749,999             5%
                         750,000   999,999             4%
                       1,000,000 and over              2%

        Subscriptions may be combined for the purpose of determining the total commissions payable in the case of subscriptions made by any investor who, subsequent to his initial purchase of Interests, subscribes for the purchase of additional Interests. To be eligible for combination, subscriptions must be identical for all of the following: registration, type of ownership and tax identification or social security number. Any request to combine subscriptions will be subject to verification by the General Partners that all of such subscriptions were made by a single investor. In such an event, the commission payable with respect to the initial purchase of Interests will be computed using the commission schedule set forth above. The commission payable with respect to any subsequent purchase of Interests will equal the commission that would have been payable in accordance with the commission schedule set forth above if all purchases had been made simultaneously, less the commissions that previously have been paid with respect to all prior purchases of Interests by such an investor. The difference between 8% of the gross proceeds from the sale of Interests and the amount payable to the Dealer Manager with respect to such sale will be reimbursed to the Limited Partner as soon as possible after his admission to the Partnership or, at the option of such Limited Partner, as evidenced on his executed subscription agreement in the form of Exhibit B hereto, will be applied to

"Terminated General Partner") shall be purchased by the Partnership for a purchase price determined according to the provisions of Section 12.3 hereof. The last to remain of MRI and Crozier Partners, and the successors thereof, shall not resign or withdraw from the Partnership without the concurrence of a majority in interest of the Limited Partners. If such retirement or resignation is voluntary, the purchase price shall be paid in the form of a non-interest bearing unsecured promissory note with principal payable, if at all, from distributions which the Terminated General Partner otherwise would have received had the Terminated General Partner not resigned or retired. If such termination is involuntary, the Partnership shall have the option to pay the purchase price of such interest to the Terminated General Partner either in cash or by a promissory note of the Partnership, payable to such Terminated General Partner in a face amount equal to said purchase price and containing provisions as would be usual and customary in a commercial promissory note, including provisions for interest, at a rate equal to the prime rate of interest from time to time charged by MBank Dallas, N.A. to its best commercial customers (but in no event to exceed the maximum rate permitted by law to be paid to the Terminated General Partners by the Partnership), such interest to be payable at the time of each installment of principal, which shall be payable as the Terminated General Partner and the Partnership may agree, or if they cannot so agree, then annually over a period of five years from the date of the Terminated General Partner's removal, adjudication of bankruptcy, insolvency or dissolution. No prepayment penalty shall be charged to the Partnership for the early payment of its note.

        12.3 The fair market value of the Terminated General Partner's interest to be purchased by the Partnership according to the provisions of
Section 12.2 above shall be determined by agreement between the Terminated General Partner and the Partnership. If the Terminated General Partner and the Partnership cannot agree upon the fair market value of such Partnership interest within 90 days after the date of the Terminated General Partner's resignation, removal, adjudication of bankruptcy, insolvency or dissolution, then the Terminated General Partner and the Partnership shall each select an independent appraiser within the next thirty days. If such appraisers fail to agree on the fair market value of the Terminated General Partner's interest within the next 90 days, then the two appraisers shall jointly appoint a third appraiser whose determination shall be final and binding. The Terminated General Partner and the Partnership shall each compensate their respective appraisers, and the compensation of the third appraiser, if necessary, shall be borne equally by each party. If the Partnership or the Terminated General Partner fails to appoint an independent appraiser within the thirty day period provided for in this paragraph, then the fair market value of the Terminated General Partner's interest will be determined in accordance with the then current rules of the American Arbitration Association, and the expense of such arbitration shall be borne equally by the Terminated General Partner and the Partnership.

        12.4 Within 90 days after the resignation, removal, adjudication of bankruptcy, insolvency or dissolution of a General Partner (except that a General Partner shall not voluntarily withdraw from the Partnership without complying with the terms of Section 12.2 and without at least 90 days' prior written notice to the other General Partner and the Limited Partners of intention to withdraw, and in such event, within the period from the date of the notice of intention to withdraw to the date of withdrawal specified in the notice of intention), Limited Partners holding a majority of the Interests may elect to continue the business of the Partnership and, if they desire to do so, may elect a successor General Partner or continue the business of the Partnership with the remaining General Partner.

                                  ARTICLE XIII

                       TRANSFER OF A PARTNERSHIP INTEREST

        13.1 The General Partners may, pursuant to this Article XIII, admit as a substituted Limited Partner any successor in interest to a Limited Partner who is either deceased or under legal disability or who is an assignee of a Limited Partner.

     13.2 Subject to the provisions of this Article XIII, compliance with the suitability standards imposed by the Partnership, applicable "blue sky" laws and the applicable rules of any other governmental authority, a Limited Partner shall have the right to assign the whole or any portion of his Interests (but not less than 50 Interests unless to an Individual Retirement Account or Keogh Plan and then not less than 20 Interests) by a written assignment, the terms of which are not in contravention of any of the provisions of this Agreement.
Any assignment in contravention of any of the provisions of this Article XIII shall be of no force and effect and shall not be binding upon or recognized by the Partnership.

            (a) Except as provided in (b) below, an assignee of a Limited Partner's Interest who is not admitted as a substituted Limited
        Partner shall have no right to require any information or account of the Partnership's transactions or to inspect the Partnership's books; he shall only be entitled to receive distributions from the Partnership and the share of income, gain, loss, deduction and credit attributable to the Interests acquired by reason of such assignment from the first day of the month following the month in which the written instrument of assignment, executed by the assignor and in form and substance reasonably satisfactory to the General Partners, and other documents reasonably deemed necessary or appropriate by the General Partners
        (as, for example, evidence that the assignee meets investor suitability standards) shall have been received by the Partnership.

            (b) Anything herein to the contrary notwithstanding, both the Partnership and the General Partners shall be entitled to (i) treat the assignor of such Interests as the absolute owner thereof in all respects, and shall incur no liability for allocations of income, gain, loss, deduction or credit or for distributions or for transmittal of reports and notices required to be given to holders of Interests, until the last day of the month in which the Partnership shall have received the written assignment executed by the assignor in form and substance reasonably satisfactory to the General Partners and other documents reasonably deemed necessary or appropriate by the General Partners (including evidence of the assignee's compliance with standards imposed by applicable "blue sky" laws) or (ii) treat the assignee as a substituted Limited Partner in the place of his assignor, should the General Partners deem, in their absolute discretion, that such treatment is in the best interests of the Partnership for any of its purposes or for any of the purposes of this Agreement.

     13.3 No assignee shall have the right to become a substituted Limited Partner in place of his assignor unless all of the following conditions are satisfied:

            (a) The written consent of the General Partners to such substitution shall be obtained, the granting of which shall not be unreasonably withheld;

            (b) A duly executed written instrument of assignment setting forth the intention of the assignor that the assignee shall become a substituted Limited Partner in his place shall have been filed with the Partnership;

            (c) The Interests being acquired by the assignee shall consist of at least 20 Interests if such assignee is an Individual Retirement Account or Keogh Plan and at least 50 Interests if such assignee is not an Individual Retirement Account or Keogh Plan and, if the assignor shall retain any Interests, such retention shall consist of at least
        20 Interests if such assignor is an Individual Retirement Account or Keogh Plan and at least 50 Interests if such assignor is not an Individual Retirement Account or Keogh Plan;

            (d) The assignor and assignee shall execute and acknowledge such other instruments as the General Partners reasonably deem necessary or desirable to effect such assignment and admission, including, but not limited to, evidence of the assignee's compliance with standards imposed by any applicable "blue sky" laws, the written acceptance and adoption by the assignee of the provisions of this Agreement and his execution, acknowledgement and delivery to the General

        Partners of a special power of attorney, the form and content of which are more fully described in Article XXI hereof; and

             (e) The Partnership shall have received from the assignor or assignee a transfer fee to cover all reasonable expenses of the transfer, not to exceed $500 per transaction, but such transfer fee may be waived by the General Partners, in their discretion.

        13.4 Any person admitted to the Partnership as a substituted Limited Partner shall be subject to all of the provisions of this Agreement as if an original party to it.

        13.5 The General Partners shall amend the certificate of limited partnership at least once each quarter to add assignees as substituted Limited Partners.

        13.6 Upon the death or legal disability of an individual who is a Limited Partner, his personal representative shall have all of the rights of a Limited Partner for the purpose of settling or managing his estate, and such power as the decedent or incompetent possessed to constitute a successor as an assignee of his Interests and to join with such assignee in making application to substitute such assignee as a Limited Partner. However, such personal representative shall not have the right to become a substituted Limited Partner in the place of his predecessor in interest unless the conditions of this Article XIII (other than the requirement that the assignor execute and acknowledge instruments) are first satisfied.

        13.7 Upon the adjudication of bankruptcy or insolvency, dissolution or other cessation of existence as a legal entity of a Limited Partner which is not an individual, the authorized representative of such entity shall have all of the rights of a Limited Partner for the purpose of effecting the orderly winding up and disposition of the business of such entity and such power as such entity possessed to constitute a successor as an assignee of its Interests and to join with such assignee in making application to substitute such assignee as a Limited Partner. However, such representative shall not have the right to become a substituted Limited Partner in the place of his predecessor in interest unless the conditions of this Article XIII (other than the requirement that the assignor execute and acknowledge instruments) are first satisfied.

        13.8 A General Partner may not assign his or its interest as a General Partner to anyone other than the Partnership as provided in Article XII of this Agreement.

        13.9 No assignment of any Interests may be made if the Interests sought to be assigned, when added to the total of all other Interests assigned within the period of 12 consecutive months prior to the proposed date of assignment, would, in the opinion of counsel for the Partnership, result in the termination of the Partnership under Section 708 of the Internal Revenue Code of 1954, as amended.

        13.10 Any assignment, sale, exchange or other transfer in contravention of any of the provisions of this Article XIII shall be void and ineffectual, and shall not bind or be recognized by the Partnership.

                                  ARTICLE XIV

                                INDEMNIFICATION

        14.1 No General Partner and no officer, director, partner or Affiliate of a General Partner shall be liable to the Partnership or any Limited Partner for any loss or damage suffered by the Partnership or any Limited Partner which arises out of any error in judgment or other action or inaction not constituting negligence (gross or ordinary), fraud or breach of fiduciary duty which was taken in good faith, in accordance with the exercise of reasonable business judgment and pursuant to a determination that such course of conduct was in the best interest of the Partnership. The Partnership or its receiver or trustee shall indemnify, save harmless and pay all judgments and claims against the General Partners (and each of them) or their officers, directors, partners and Affiliates from any liability, loss or damage incurred by them or by the Partnership by reason of any act performed or omitted to be for this purpose include only the price of goods and materials paid to independent third parties and direct costs incurred by the General Partners or their Affiliates in the transaction, including overhead directly attributable to the transaction but excluding general and administrative overhead. Further, all such transactions between the Partnership and a General Partner or an Affiliate of a General Partner must be pursuant to the terms of a written contract between the Partnership and such General Partner or Affiliate which precisely described the services to be rendered or the goods or materials to be provided and the compensation therefor.

        These provisions are inconsistent with the direct management by the Partnership of its business, operations and affairs and the proposed restructuring wherein the Partnership and Murray Income Properties, Ltd.-84 will employ their own executive and managerial personnel, secretaries, accountants and other staff, rent office space, pay their own utility bills, and in general run their own business, operations and affairs and share expenses. Murray Income Properties, Ltd.-84 is an Affiliate of the Partnership. Consequently, this amendment proposes to create an exception to the scope of
Section 10.9 that would allow the Partnership, in conjunction with Murray Income Properties, Ltd.-84, to manage its own business and affairs and conduct its own operations through its own staff out of its own office and to share personnel, office and other general and administrative overhead expenses with Murray Income Properties, Ltd.-84. Further, the amendment allows the salaried personnel to be persons who are Affiliates of the General Partners so long as their compensation and benefits are comparable to the amounts that would be paid for their services if they were not Affiliates of a General Partner.

        The Amendment. A new paragraph is hereby added to the end of
Section 10.9 that reads as follows:

            "Notwithstanding anything contained in this Section 10.9 or elsewhere in this Agreement, the Partnership may directly conduct, operate and manage its business and affairs. The Partnership may employ, either alone or in association with Murray Income Properties, Ltd.-84, managerial and executive personnel, secretaries, accountants and other support staff in the conduct of the business, operations and affairs of the Partnership. If any person employed by the Partnership is an Affiliate of a General Partner (or if an Affiliate of a General Partner is employed by Murray Income Properties, Ltd.-84 and the Partnership is to reimburse Murray Income Properties, Ltd.-84 for a portion of the compensation and benefits paid to such person), the compensation and benefits paid by the Partnership (or by Murray Income Properties, Ltd.-84 as appropriate) for the services of such person shall be comparable to the amount that would be paid to such person if such person was not an Affiliate of a General Partner.
        The Partnership may reimburse Murray Income Properties, Ltd.-84 for that proportion of any expenditure made by Murray Income Properties, Ltd.-84 which the General Partners deem to be the fair, just and equitable share that should be borne by the Partnership and, conversely, the Partnership may pay, and seek reimbursement from, Murray Income Properties, Ltd.-84 for that proportion of any expenditure made by the Partnership which the General Partners deem to be the fair, just and equitable share that should be borne by Murray Income Properties, Ltd.-84."

                                Amendment No. 9

        Explanation of Amendment. Section 10.17 requires MRI to allocate 25% of its share of Cash Distributions from Operations to a "Repurchase Fund" for the purchase of Interests upon the request of a Limited Partner. MRI is permitted to commingle the amount allocated to the "Repurchase Fund" with other assets of MRI. To the present time, however, MRI has not been paid any Cash Distributions from Operations since the allocation and payment of Cash Distributions to MRI is subordinated to the prior receipt by the Limited Partners of a noncumulative 7% annual return from either Cash Distributions from Operations or Cash Distributions from Sales or Refinancings, or both, on their Average Annual Unreturned Invested Capital.

                                      (vi)

        Since the amendments herein will reduce the allocation of Cash Distributions from Operations to MRI from 8% to 3% and will reallocate 5% of such 8% to Crozier Partners (subordinate, of course, in each instance to the prior receipt by the Limited Partners of a noncumulative 7% annual return from either Cash Distributions from Operations or Cash Distributions from Sales or Refinancings, or both), this amendment will require both MRI and Crozier Partners, in the proportions of 3/8ths for MRI and 5/8ths for Crozier Partners, respectively, to allocate 25% of their respective shares of any such subordinated Cash Distributions from Operations to a "Repurchase Fund" to be established by each of them, respectively.

        The Amendment. The third and fourth sentences in Section 10.17 are hereby deleted and there is hereby substituted in lieu thereof the following three sentences:

        "MRI will allocate 25% of its share of Cash Distributions from Operations to a "Repurchase Fund" and Crozier Partners will allocate to a "Repurchase Fund" 25% of its 5% share of Cash Distributions from Operations that is subordinated to the prior receipt by the Limited Partners of a noncumulative 7% annual return from either
        Cash Distributions from Operations or Cash Distributions from Sales or Refinancings, or both, on their Average Annual Unreturned Invested Capital. MRI's share of Cash Distributions from Operations allocated to the Repurchase Fund will be commingled with other assets of MRI and Crozier Partners' share of Cash Distributions from Operations allocated to the Repurchase Fund will be commingled with other assets of Crozier Partners. Any repurchase of Interests pursuant to this Section 10.15 shall be in the proportions of 3/8ths by MRI and 5/8ths by Crozier Partners, respectively."

                                Amendment No.10

        Explanation of Amendment. Section 11.3 provides in respect of voting on any matter on which the Limited Partners are entitled to vote that each Limited Partner will be deemed to be "...the holder of only those Interests shown on Exhibit A, as amended by the last-filed certificate of limited partnership." The Texas Uniform Limited Partnership Act requires the filing of a certificate of limited partnership that lists the name and address of each limited partner of a limited partnership and the amount of the contribution of each limited partner to the partnership. The certificate of limited partnership filed in the office of the Secretary of State is authoritative as to the identity of limited partners. The Texas Uniform Limited Partnership also does not permit an owner of a limited partnership interest to be considered a "limited partner," with the voting and other rights appurtenant to that status, unless the owner is named in the certificate of limited partnership. The Texas Revised Limited Partnership Act that will be adopted by these amendments no longer requires that the identity of the limited partners be disclosed in the certificate of limited partnership filed in the office of the Secretary of State, which filing was often burdensome on limited partnerships and considered by some people to be an invasion of their financial privacy. Instead, the Texas Revised Limited Partnership Act requires the limited partnership to maintain records showing the name and mailing address of each partner and a written statement of the date on which each partner in a limited partnership became a partner. This amendment makes the records of the Partnership authoritative as to the identity of the holders of Interests entitled to vote on any particular matter that is submitted to a vote of the Limited Partners.

        The Amendment. The Last sentence of Section 11.3 is hereby amended to read as follows:

        "For purposes of determining the number of votes which he is entitled to cast, a Limited Partner shall be deemed to be the holder of only those Interests which are reflected as owned by him by the records of the Partnership."

                                     (vii)

                            MANAGEMENT COMPENSATION

        The following table sets forth the types and estimates of the amounts of all fees, compensation, income, distributions and other payments that the General Partners and their Affiliates will or may receive in connection with the operations of the Partnership. SUCH FEES, COMPENSATION, INCOME, DISTRIBUTIONS AND OTHER PAYMENTS WERE NOT DETERMINED BY ARM'S-LENGTH BARGAINING. See "Conflicts of Interest."


                        Entity Receiving         Method of Determination
Form of Compensation      Compensation         and Estimated Dollar Amount
--------------------    ----------------       ---------------------------
                                 Offering Stage
Selling Commissions     Murray Securities      Up to $8 per Interest sold,
                          Corporation(1)        reduced for purchases by one
                                                investor of more than 1,000
                                                Interests and for purchases
                                                by officers, directors,
                                                partners, employees or
                                                Affiliates of the General
                                                Partners or their Affiliates.
                                                Actual amount depends upon
                                                number of Interests sold but
                                                could be $2,400,000 if 300,000
                                                Interests are sold or
                                                $4,000,000 if 500,000 Interests
                                                are sold.(2)

Dealer Manager Fee      Murray Securities      Up to $2 per Interest sold,
                         Corporation(1)         reduced for purchases by
                                                officers, directors, partners,
                                                employees or Affiliates of the
                                                General Partners or their
                                                Affiliates. Actual amount
                                                depends upon number of
                                                Interests sold but could be
                                                $600,000 if 300,000 Interests
                                                are sold or $1,000,000 if
                                                500,000 Interests are sold.(2)

Reimbursement of        MRI or its Affiliates  Actual out-of-pocket
 Organizational                                 Organizational and Offering
 Offering Expenses(3)                           Expenses, including accounting,
                                                legal, printing, registration
                                                fees, etc.

                               Acquisition Stage
Reimbursement of        Murray Properties       Actual costs incurred in
 Acquisition and         Company or its          acquiring and holding
 Holding Costs(4)        Affiliates              properties prior to their
                                                 acquisition by the Partnership.
                                                 Dollar amount is not
                                                 determinable at this time.(5)

Title Insurance         Dallas Title Company   A portion of the premium paid for
 Commissions(6)          or Texas Title         title insurance upon acquisition
                         Company(7)             of a property. The premium in
                                                Texas is fixed by the State.
                                                Dollar amount is not determinable
                                                at this time.(5)

                        Entity Receiving         Method of Determination
Form of Compensation     Compensation          and Estimated Dollar Amount
--------------------    ----------------       ---------------------------
                               Operational Stage
Property Management     Murray Management      For its management services,
Fees                     Corporation(8)         an amount not to exceed the
                                                lesser of (i) in the case of
                                                apartment complexes, 5% of
                                                gross revenues, in the case
                                                of shopping centers, office
                                                buildings and office/showroom
                                                centers, 6% of gross revenues
                                                (or 3% if leasing performed
                                                by third parties) and in the
                                                case of shopping centers,
                                                office buildings and office/
                                                showroom centers which are
                                                leased on a long-term (ten or
                                                more years) net (or similar)
                                                basis, 1% of gross revenues
                                                or (ii) the amount customarily
                                                charged in arm's-length
                                                transactions by others
                                                rendering comparable services
                                                in the locality where the
                                                property is located, considering
                                                the size and type of each such
                                                property. In addition, Murray
                                                Management Corporation will be
                                                reimbursed for the actual
                                                costs of on-site personnel
                                                engaged in the management,
                                                leasing and maintenance of the
                                                property of the Partnership.
                                                Dollar amount is not
                                                determinable at this time.(5)

Reimbursement of        MRI or its Affiliates  Actual cost of goods and
 Partnership                                    materials used for and by the
 Operational                                    Partnership and obtained from
 Expenses(9)                                    an entity not affiliated with
                                                a General Partner or an
                                                Affiliate of the General
                                                Partners and certain
                                                administrative services. Dollar
                                                amount is not determinable
                                                at this time.(5)

Casualty Insurance      Murray General         A portion of the premiums paid
 Commissions             Agency, Inc.(10)       for casualty insurance. The
                                                cost of the insurance cannot
                                                exceed the lower quote for
                                                comparable terms and
                                                coverage from two independent
                                                brokers. Dollar amount is not
                                                determinable at this time.(5)

Partnership             Murray Savings         The excess of Murray Savings
 Administrative          Association(11)        Association's rate of return
 Account and                                    on the Partnership funds in
 Property Operating                             such accounts over the interest
 Accounts                                       rate paid to the Partnership
                                                on such accounts. Dollar
                                                amount is not determinable at
                                                this time.(5)


                        Entity Receiving         Method of Determination
Form of Compensation     Compensation          and Estimated Dollar Amount
--------------------    ----------------       ---------------------------
Interest and Other      A General Partner or   An amount not in excess of the
 Financing Charges       an Affiliate of the    amounts that would be charged
 or Fees                 General Partners(12)   by unrelated lending
                                                institutions on comparable
                                                loans for the same purpose and
                                                in the same locality but never
                                                in excess of 2% over the prime
                                                rate of MBank Dallas, N.A.,
                                                Dallas, Texas. Dollar amount is
                                                not determinable at this
                                                time.(5)

Distributive Share of    Crozier Partners and  Crozier Partners will receive
 Cash Distributions       MRI(14)               2% of all Cash Distributions
 from Operations(13)                            from Operations. MRI will
                                                receive 8% of all Cash
                                                Distributions from Operations,
                                                subject to the Limited Partners
                                                having received a noncumulative
                                                annual cash return equal to
                                                7% of their Average Annual
                                                Unreturned Invested Capital,
                                                calculated from the Initial
                                                Closing Date. Dollar amount
                                                is not determinable at this
                                                time.(5)
                               Liquidation Stage

Real Estate             Crozier Partners or    An amount not to exceed the
 Commissions             its Affiliates;        lesser of (i) 50% of the
                         MRI or its             competitive real estate
                         Affiliates(14)(15)     commission or (ii) 3% of the
                                                sales price of the property,
                                                provided that all real estate
                                                commissions or similar fees
                                                paid to all persons shall not
                                                exceed the lesser of the
                                                competitive real estate
                                                commission or 6% of the sales
                                                price of the property. Such
                                                commissions will be payable
                                                only after Limited Partners
                                                have been returned their
                                                Original Invested Capital from
                                                Cash Distributions from Sales
                                                or Refinancings, plus their
                                                Preferred Return from either
                                                Cash Distributions from
                                                Operations or Cash Distributions
                                                from Sales or Refinancings.
                                                Dollar amount is not
                                                determinable at this time.(5)

Title Insurance         Dallas Title Company   A portion of the premiums paid
 Commissions             or Texas Title         for title insurance upon sale,
                         Company(7)             financing or refinancing of a
                                                property if such title
                                                insurance is provided by Dallas
                                                Title Company or Texas Title
                                                Company. The premium in Texas
                                                is fixed by the State. Dollar
                                                amount is not determinable
                                                at this time.(5)

                        Entity Receiving        Method of Determination
Form of Compensation     Compensation          and Estimated Dollar Amount
--------------------    ----------------       ---------------------------

Distributive Share      Crozier Partners       Crozier Partners will receive
 of Cash                 and MRI(14)            1% of all Cash Distributions
 Distributions from                             from Sales or Refinancings.
 Sales or                                       The remaining 99% shall be
 Refinancings(13)(16)                           allocated (a) first, to the
                                                Limited Partners until they
                                                have been returned their
                                                Original Invested Capital
                                                from Cash Distributions from
                                                Sales or Refinancings, plus
                                                their Preferred Return from
                                                either Cash Distributions
                                                from Operations or Cash
                                                Distributions from Sales or
                                                Refinancings, (b) then, to
                                                MRI in an amount equal to any
                                                unpaid Cash Distributions
                                                from Operations subordinated
                                                to the Limited Partners' 7%
                                                noncumulative annual return
                                                and (c) thereafter, the
                                                remainder shall be allocated
                                                85% to the Limited Partners
                                                and 15% to the General Partners.
                                                See "Income and Losses and
                                                Cash Distributions." Dollar
                                                amount is not determinable
                                                at this time.(5)

--------------------
(1) The Dealer Manager may authorize certain other broker-dealers who are members of the National Association of Securities Dealers, Inc., to sell Interests on a "best efforts" basis. In the event of sales by such other broker-dealers, the Dealer Manager has advised the Partnership that the Dealer Manager will reallow to such other broker-dealers all or a portion of the selling commissions with respect to such sales. Such other broker-dealers, together with the Dealer Manager, may also be reimbursed up to an additional 1/2% of gross offering proceeds in connection with their due diligence activities.

(2) See "The Offering" for a discussion of the rebate of selling commissions payable with respect to sales to one purchaser of more than 1,000 Interests and the rebate of selling commissions and the dealer manager fee with respect to sales to officers, directors, partners, employees or Affiliates of the General Partners or their Affiliates.

(3)     For nonleveraged programs such as the Partnership, the NASAA
        Guidelines require that, at a minimum, 82% of the Limited Partners' capital contributions be committed to investment in properties. Investment in properties, as defined under the NASAA Guidelines, is the amount of capital contributions actually paid or allocated to the purchase, development, construction or improvement of properties acquired by the Partnership (including the purchase of properties, working capital reserves not in excess of 5% of gross offering proceeds and other cash payments such as interest and taxes but excluding front-end fees, defined as fees and expenses paid by any party for any services rendered during the Partnership's organizational or acquisition phase including organization and offering expenses, acquisition fees, acquisition expenses and any other similar fees, however designated). The remaining capital contributions not invested in properties are available for the payment of Organizational and Offering Expenses, selling commissions, acquisition fees and acquisition expenses. Acquisition fees for this purpose shall be the total of all fees and commissions paid by any party in connection with the purchase or development of property by the Partnership, including real estate commissions, acquisition fees, selection fees, development fees, nonrecurring management fees, or any fees of a similar nature, however designated, but excluding a development fee paid to a person not affiliated with the General Partners or their Affiliates in connection with actual development of property after acquisition by the Partnership. Acquisition expenses for this purpose include, but are not limited to, legal fees and expenses, travel and communication expenses, costs of appraisals, loan commitment and loan fees ("points"), nonrefundable option payments on properties not acquired, accounting fees and expenses, title insurance, and miscellaneous expenses related to selection and acquisition of properties, whether or not acquired. The Partnership will acquire its properties on an unleveraged basis. In addition, the Partnership will not pay any acquisition fees to the General Partners or their Affiliates and the total of acquisition fees to unaffiliated parties and acquisition expenses will not exceed 1% of the Limited Partners' capital contributions. Based on those assumptions and assuming the sale of 300,000 Interests with Organizational and Offering Expenses, selling commissions and the dealer manager fee equal to 13.0% of the Limited Partners' capital contributions, the amount that would be invested in properties would be equal to 86.0% of such contributions. The amount invested in Partnership properties will comply with the NASAA Guidelines limitations set forth above.

(4) An Affiliate of the General Partners may purchase property in its own name and temporarily hold title thereto for the purpose of facilitating the acquisition of such property or any other purpose related to the business of the Partnership. In such event, such Affiliate may be reimbursed for its costs incurred in acquiring and holding such real property prior to the acquisition of such property by the Partnership. Such costs will consist of the price paid by such Affiliate for such property, plus the amount of any net cash flow deficit or minus the amount of any net cash flow surplus incurred by such Affiliate during its ownership and operation of such property.

(5) Any prediction of such dollar amount would necessarily involve assumptions of future events that cannot be determined at this time.

(6) To the extent a seller of property to the Partnership sets the sales price at a level sufficient to cover the premium for title insurance, the Partnership, if effect, will pay the premium in the purchase price of the property.

(7) The Partnership has entered into nonexclusive contracts with Dallas Title Company and Texas Title Company, Affiliates of the General Partners, pursuant to which each has agreed that, upon the request of the Partnership, it will handle the closing of purchases, sales, financings or refinancings by the Partnership of properties situated in Texas and will cause to be issued title insurance policies on such properties. Either of such title insurance agencies may receive a portion of the commission on premiums paid for title insurance by the Partnership or by a seller of real property to the Partnership. In Texas, title insurance premiums and the policy forms are prescribed by the State. Each contract provides that if such title insurance agency does not derive, in any calendar year, at least 75% if its gross income from persons or entities not affiliated with a General Partner, that agency's contract will terminate upon the earlier of 60 days after the end of the calendar year or as soon as the Partnership can arrange for another person or entity to perform such services. Each contract also provides that it may be terminated by either party, without penalty, on 60 days' prior written notice and that such title insurance agency shall not render services or receive title insurance commissions in connection with the reinvestment of any proceeds from a sale or refinancing of Partnership properties.

(8) The Partnership has entered into an agreement with Murray Management Corporation, an Affiliate of the General Partners, pursuant to which Murray Management Corporation will be responsible for the management of each property and the collection of its rental income, for which services it will receive a monthly Property Management Fee. This Property Management Fee is payable for professional supervisory management services undertaken in connection with the operation of the Partnership's properties. In the case of apartment complexes, such fee shall include all leasing and releasing fees and bonuses, and leasing-related services. In the case of shopping centers, office buildings and office/showroom centers, where Murray Management Corporation is not responsible for leasing, re-leasing and leasing-related services with respect to the property, its fee shall not exceed 3% of gross revenues. Notwithstanding the foregoing, a separate competitive fee may be paid for the one-time initial lease-up of a newly constructed property if such service is not included in the purchase price of the property, provided that such fee shall not exceed the lesser of cost or 90% of the competitive price that would be charged by unaffiliated persons rendering similar services in the same or comparable geographic location. In the case of shopping centers, office buildings and office/ showroom centers which are leased on a long-term net (or similar) basis, a one-time initial leasing fee of 3% of gross revenues may be taken on each lease payable over the first five full years of the original term of the lease. Murray Management Corporation shall pay from the Property Management Fee, and not as an expense of the Partnership, the expenses of rendering supervisory property management services; provided, however, that the wages and expenses of on-site personnel engaged in the management, leasing and maintenance of the Partnership's properties and personnel, supplies, repairs, furniture and equipment costs and other costs directly attributable to the Partnership's property operations shall be deemed to be property operating expenses and as such shall be borne by the Partnership by reimbursement to Murray Management Corporation. Wages and other actual expenses of personnel may be allocated between properties of the Partnership and other properties managed by Murray Management Corporation if such properties are owned by (i) a public or private program sponsored by the General Partners or their Affiliates or any joint venture in which a General Partner or an Affiliate is a party or (ii) an unaffiliated third party. Murray Management Corporation has the right to subcontract to third parties a portion or all of the management services to be rendered by it with respect to any particular property, provided that (a) Murray Management Corporation shall at all times remain responsible for the management of such property, (b) the Partnership shall not be required to pay for duplicative services and (c) the aggregate cost to the Partnership will not exceed the amount which would be customarily charged in arm's-length transactions by others rendering similar services in the locality where the property is located, considering the size and type of each such property, if only one entity had provided all such services. The agreement between the Partnership and Murray Management Corporation may be terminated by either party, without penalty, on 60 days' prior written notice.

(9) Except as set forth below, reimbursements to a General Partner or an Affiliate of a General Partner shall not be allowed. A General Partner or an Affiliate of a General Partner may be reimbursed for: (a) the actual cost of goods and materials used for or by the Partnership and obtained from an entity not affiliated with a General Partner or an Affiliate of a General Partner; and (b) the lesser of the cost or 90% of the competitive price charged by unaffiliated parties for (i) salaries and related salary expenses for services that could be performed directly for the Partnership by independent parties, including legal, accounting, transfer agent, data processing, duplicating and administration of investor accounts and (ii) Partnership reports and communications to investors. All such transactions shall be pursuant to the terms of a written contract between the Partnership and such General Partner or Affiliate which precisely describes the services to be rendered or the goods or materials to be provided and the compensation therefor. No reimbursement shall be permitted for services for which the General Partners or Affiliates receive a separate fee or for (i) salaries, related salary expenses, traveling expenses, and other administrative items which are incurred by any Controlling Person or which are not directly attributable to the rendering of reimbursable services to the Partnership and (ii) any indirect expenses incurred in performing services for the Partnership, such as rent or depreciation, utilities, capital equipment, and other administrative items. "Controlling Person" for this purpose shall mean any person, regardless of title, who performs executive or senior management functions for the General Partners or Affiliates similar to those of directors, executive management and senior management, or any person who either holds 5% or more equity interest in the General Partners or Affiliates or has the power to direct or cause the direction of the General Partners or Affiliates, whether through the ownership of voting securities, by contract, or otherwise, or, in the absence of a specific role or title, any person having the power to direct or cause the direction of the management level employees and policies of the General Partners or

        Affiliates. It is not intended that every person who carries a title such as vice president, senior vice president, secretary or treasurer be included in the definition of Controlling Person. In no event shall any amount charged to the Partnership as a reimbursable expense by the General Partners exceed the lesser of the actual cost of such services or 90% of the amount which the Partnership would be required to pay to independent parties for comparable services. "Costs" for purposes of this paragraph shall include the price of goods and materials paid to independent third parties, and direct costs incurred by the General Partners or their Affiliates in the transactions including overhead directly attributable to the transaction but excluding general or administrative overhead. Notwithstanding the foregoing, reimbursements are also allowable for certain organizational and offering expenses and for the actual costs of on-site personnel engaged in the management, leasing and maintenance of the property of the Partnership as provided in note (8) above.

(10) The Partnership has entered into a nonexclusive contract with Murray Insurance Agency, Inc., an Affiliate of the General Partners, pursuant to which, upon the request of the Partnership, such agency will endeavor to obtain fire, casualty, or similar insurance on the properties of the Partnership. Any commission on any casualty insurance brokered by it will not exceed the amount customarily received by it from the brokerage of comparable policies for unaffiliated persons. Before such agency brokers any fire, casualty or similar insurance on any property of the Partnership, quotes must have been received from two unaffiliated insurance brokers for coverage and terms comparable to that proposed to be provided by such agency. No insurance will be brokered by the Partnership through such agency unless the cost of such insurance will be no greater than the lower quote of the two unaffiliated insurance agencies. The contract with Murray Insurance Agency, Inc., provides that if such agency does not derive at least 75% of its gross income from business done with persons or entities not affiliated with a General Partner, that agency's contract will terminate upon the earlier of 60 days after the end of the calendar year or as soon as the Partnership can arrange for another person or entity to perform such services. The contract also provides that it may be terminated by either party, without penalty, on 60 days' prior written notice.
        Murray General Agency, Inc., an Affiliate of the General Partners, will receive commissions on insurance premiums paid through Murray Insurance Agency, Inc., by virtue of contractual arrangements between it and Murray Insurance Agency, Inc.

(11) The General Partners may open and maintain an interest-bearing Partnership administrative account and property operating accounts at Murray Savings Association, a stock association organized under the Texas Savings and Loan Act. Murray Savings Association is a wholly-owned subsidiary of Murray Financial Corporation, an Affiliate of the General Partners. Such accounts are insured up to a maximum of $100,000 in the aggregate by the Federal Savings and Loan Insurance Corporation ("FSLIC"). The General Partners will not permit the balance of such accounts to exceed the maximum amount insured by the FSLIC. Murray Savings Association may receive indirect compensation to the extent that Murray Savings Association's rate of return on the Partnership funds in such accounts exceeds the interest rate paid to the Partnership on such accounts. The Partnership will receive an interest rate competitive with similar accounts at unrelated institutions and will not be charged any servicing fees on the accounts.

(12) It is not contemplated that a General Partner or any Affiliate of a General Partner will make a loan to the Partnership, but the Partnership Agreement permits a General Partner or any Affiliate of a General Partner to make a loan to the Partnership if the interest and other financing charges or fees on any such loan are not in excess of the amounts which would be charged by unaffiliated lending institutions on comparable loans for the same purpose in the same locality but not in excess of 2% over the prime rate of MBank Dallas, N.A. Any financing charges or fees on any loan to the Partnership by a General Partner or an Affiliate of a General Partner will be only those incurred by such General Partner or Affiliate in connection with the making of such loan. Neither a General Partner nor an Affiliate of a General Partner will make a profit from the Partnership's payment of financing charges or fees. No property of the Partnership shall secure any loan made to the Partnership by a General Partner or an Affiliate of a General Partner if, at the inception of the loan, any payment of principal or interest is to be made more than two years after the date of the loan. No loans, secured or unsecured, may be made to the Partnership by a General Partner or an Affiliate of a General Partner if at the inception of the loan any payment of principal or interest is to be made more than three years after the date of the loan.

(13) For a discussion of Cash Distributions from Operations and Cash Distributions from Sales or Refinancings, see "Income and Losses and Cash Distributions."

(14) Crozier Partners was formed as of December 19, 1985, under The Texas Uniform Limited Partnership Act with Jack E. Crozier as the general partner and Fulton Murray, individually, Fulton Murray in his capacity as Trustee of the Beverly Murray Wilson Trust and Fulton Murray and RepublicBank Dallas, N.A., in their capacities as Trustees of a trust created under the Will of Owen M. Murray, Deceased, as the limited partners.

(15) Real estate commissions are payable to the General Partners or their Affiliates only if such General Partner or Affiliate provides a substantial amount of the services in the sales effort. All real estate commissions payable to the General Partners or their Affiliates for services in connection with sales of properties of the Partnership shall be cumulative but shall be paid only after the Limited Partners have been returned their Original Invested Capital from Cash Distributions from Sales or Refinancings, plus their Preferred Return. If an unaffiliated broker participates in the sale of a Partnership property, the subordination requirement will apply only to the commission, if any, earned by the General Partners or their Affiliates. The total of all real estate commissions payable to all parties in connection with the sale of a Partnership property shall not exceed the lesser of a competitive real estate commission which is reasonable, customary and competitive in light of the size, type and location of the property or 6% of the sales price of the property. Real estate commissions payable to the General Partners or their Affiliates will be allocated one-third to Crozier Partners or its Affiliates and two-thirds to MRI or its Affiliates.

(16) Cash Distributions from Sales or Refinancings payable to the General Partners (other than the 1% of Cash Distributions from Sales or Refinancings payable to Crozier Partners) will be allocated one-third to Crozier Partners and two-thirds to MRI.

                             CONFLICTS OF INTEREST

        The General Partners are subject to various conflicts of interest because of other activities and entities in which they have a direct or indirect financial interest. This Prospectus attempts to highlight those conflicts of interest but a potential investor should be aware that because of future activities or circumstances not now foreseen, the listing herein may not be complete. The General Partners, having the exclusive authority to manage the operations and affairs of the Partnership and to make all decisions regarding the business of the Partnership, will seek to resolve any matter involving a conflict of interest in a manner which, in their best judgment, is fair and reasonable to the Partnership.

        Murray Realty Investors IX, Inc., a General Partner, is a wholly-owned subsidiary of Murray Realty Investors, Inc., which is a wholly-owned subsidiary of Murray Properties Company. Murray Properties Company is a wholly-owned subsidiary of Murray Financial Corporation. The general partner of Crozier Partners IX, Ltd., a General Partner, is Jack E. Crozier, and the limited partners are Fulton Murray, individually, Fulton Murray in his capacity as Trustee of the Beverly Murray Wilson Trust and Fulton Murray and RepublicBank Dallas, N.A. in their capacities as Trustees of a trust created under the Will of Owen M. Murray, Deceased. Jack E. Crozier owns approximately 11% of the outstanding stock and is the President of Murray Financial Corporation and is an officer and director of substantially all Affiliates of Murray Financial Corporation. Fulton Murray, members of his family and trusts for their benefit own the remaining outstanding stock of Murray Financial Corporation. Mr. Murray is the Chairman of the Board and Chief Executive Officer and a director of Murray Financial Corporation and is an officer and director of substantially all Affiliates of Murray Financial Corporation. Murray Financial Corporation is engaged, directly or through subsidiaries, in various real estate